UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2007
GOLDEN STAR RESOURCES LTD.
(Exact name of registrant as specified in its charter)

CANADA	1-12284	98-0101955
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

10901 West Toller Drive Suite 300 Littleton, Colorado (Address of principal executive offices)	80127-6312 (Zip Code)
Registrant’s telephone number, including area code: (303) 830-9000
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     The information set forth under Item 5.02 of this Current Report on Form 8-K regarding the employment agreement between Golden Star Resources Ltd. (the “Company”) and Thomas G. Mair is incorporated herein by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) Effective February 8, 2007, Roger Palmer relinquished his position as interim Chief Financial Officer. Mr. Palmer will continue as Vice President, Finance and Controller of the Company.
(c) Effective February 8, 2007, Thomas G. Mair, age 50, was appointed Senior Vice President and Chief Financial Officer of the Company. Mr. Mair previously served Newmont Mining Corporation as Director, Business Process Improvement, responsible for global implementation of standard business processes in the areas of accounting, materials management, human resources and maintenance, from 2003 to 2006 and as Group Executive, Business Management, serving as the principal financial executive, at Minera Yanacocha SRL which operates the Yanacocha gold mine in Peru, from 2000 to 2003.
     The Company entered into an employment agreement (the “Agreement”) with Mr. Mair as of February 8, 2007. The Agreement provides for employment for a one-year term with automatic renewal for successive one-year periods and an annual base salary of $210,000 per annum, as may be increased from time to time during the term of the Agreement. Mr. Mair is entitled to participate in the Company’s Amended and Restated 1997 Stock Option Plan (the “Option Plan”) and the Executive Management Performance Bonus Plan and is also entitled to participate in benefit and deferred compensation plans generally available to executive officers of the Company from time to time.
     Mr. Mair is entitled to payments upon certain termination events as described in the Agreement. Mr. Mair is entitled to a lump sum payment upon a termination of employment by the Company without cause or upon a termination by Mr. Mair in the event of a material breach of the Agreement by the Company in an amount equal to the sum of (a) Mr. Mair’s then current base salary, (b) the average of the target bonus for Mr. Mair for the then current calendar year and the bonus paid to Mr. Mair for the previous year, (c) the amount of Company contributions to Mr. Mair’s 401K plan for the most recent plan year before the termination date, and (d) the amount paid by the Company for welfare benefits on behalf of Mr. Mair for the most recent year. Mr. Mair is also entitled to a lump sum payment in the event of a “termination upon a change in control,” as defined in the Agreement, in an amount equal to (a) two (2) times the sum of (i) Mr. Mair’s then current base salary, (ii) the average of the target bonus for Mr. Mair for the then current calendar year and the bonus paid to Mr. Mair for the previous year, (iii) the amount of Company contributions to Mr. Mair’s 401K plan for the most recent plan year before the termination date, and (iv) the amount paid by the Company for welfare benefits on behalf of Mr. Mair for the most recent year, plus (b) a pro rata portion of Mr. Mair’s target bonus for the then current calendar year.
     On February 2, 2007, Mr. Mair was granted 200,000 options pursuant to the Option Plan, of which 25% are vested and the remaining 75% will vest in three equal installments of 25% on the anniversary date of the grant during the next three years of employment. The options are exercisable at price of Cdn$3.95 per share (US$3.34), which was the closing price of the Company’s common shares on the Toronto Stock Exchange on the day immediately preceding the grant date as provided by the terms of the Option Plan.
     The foregoing is a summary of the material terms of the Agreement and is by its nature incomplete. For further information regarding the terms and conditions of the Agreement, please refer to the Agreement which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
     The following Exhibits are filed as part of this report:

EXHIBIT NO.	DESCRIPTION
10.1	Employment Agreement by and between Golden Star Resources Ltd. and Thomas G. Mair, dated as of February 8, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: February 14, 2007

Golden Star Resources Ltd.

By:	/s/ Thomas G. Mair

Thomas G. Mair
Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Employment Agreement by and between Golden Star Resources Ltd. and Thomas G. Mair, dated as of February 8, 2007